Exhibit 99.1

OriginClear’s Texas Unit Revenue Accelerates with Industry’s Positive Outlook

After doubling from Q2 to Q3, Progressive Water Treatment maintains performance in Q4

Los Angeles, CA – February 23, 2018 – OriginClear Inc. (OTC/QB: OCLN), a leading provider of water treatment solutions, today issued preliminary guidance that revenue for the six months ended December 31, 2017 for its Dallas-based subsidiary, Progressive Water Treatment (PWT), increased by over 24 percent as compared to the six months ended December 31, 2016 with an increase in gross profit of 13 percent during the same period.

With open purchase orders totaling more than $1.5 million so far this quarter, the company believes that the acceleration is continuing, as PWT received commitments for a full quarter’s business while only halfway through it. However, such purchase orders do not represent final orders.

CEO Riggs Eckelberry discussed the preliminary guidance in a sponsored appearance on MoneyTV: https://www.originclear.com/video/originclear-subsidiary-accelerates

The company believes that the 2016 U.S. Presidential election created uncertainties as to funding for water treatment, regulatory burdens and the health of the economy. Prior to the election, PWT found that many customers were putting their water treatment projects on hold. Even after the post-election period, the outlook remained uncertain; and it was not until mid-2017 that orders picked up.

The turnaround for PWT showed up in the third quarter of 2017, with revenue more than doubling over the second quarter of 2017. The fourth quarter of 2017 remained strong as well, delivering about 1M in revenue and bringing PWT total revenue over the last six months of 2017 to over $2M, a 24 percent increase over the same period in 2016. Also, the gross profit for the last six months of 2017 was approximately $460K, a 13 percent increase over the last six months of 2016.

“We attribute the growth to a positive change in the attitude of our customers post-election, our follow-up on earlier bids and the use of large-ticket system sales in our marketing,” said Marc Stevens, President of Progressive Water Treatment.

“Throughout my many discussions with potential OriginClear Group acquisitions, a common thread has been that business slowed during the 2016 election and was slow to pick up in 2017. These business owners felt that their customers were being very cautious at that time. Sentiment has changed and become positive since then, and customers are moving forward with projects,” said Bill Charneski, President of OriginClear Group.

OriginClear will issue final annual results, including consolidations, in the upcoming annual 10-K filing.

The foregoing information reflects our estimate based on currently available information which is preliminary and unaudited, is not a comprehensive statement of our financial results and is subject to completion of our financial closing procedures. Our final results that will be issued upon completion of our closing procedures may vary from these preliminary estimates.

The Company does not have any agreements pertaining to any acquisitions and there cannot be any assurance that the Company will complete any additional acquisitions.

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About OriginClear, Inc.

OriginClear is a leading provider of water treatment solutions and the developer of a breakthrough water cleanup technology serving the rapidly growing $500 billion world market. Through its wholly owned subsidiaries, OriginClear provides systems and services to treat water in a wide range of industries, such as municipal, pharmaceutical, semiconductors, industrial, and oil & gas. To rapidly grow this segment of the business, we strategically acquire profitable and well-managed water treatment companies, which allow us to expand our global market presence and technical expertise. To enable a new era of clean and socially responsible water treatment solutions, we invented Electro Water Separation™, a breakthrough high-speed water cleanup technology using multi-stage electrolysis, that we license worldwide to water treatment equipment manufacturers. Water is our most valuable resource, and the mission of the “Family of OriginClear Companies” is to improve the quality of water and help return it to its original and clear condition. To learn more about OriginClear®, please visit our website at www.originclear.com.

OriginClear Safe Harbor Statement:

Matters discussed in this release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this update, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with our history of losses and our need to raise additional financing, the acceptance of our products and technology in the marketplace, our ability to demonstrate the commercial viability of our products and technology and our need to increase the size of our organization. Further information on the Company's risk factors is contained in the Company's quarterly and annual reports as filed with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Media Contacts:

Katy Poniatowski

Antenna for OriginClear

originclear@antennagroup.com

+1 415 977 1922

Investor Contacts:

Scott McGowan

Omnicor Media

contact@omnicormedia.com

+1 800 504 8650

Investor Relations OriginClear:

Tom Becker

Toll-free: 877-999-OOIL (6645) Ext. 3

International: +1-323-939-6645 Ext. 3

Fax: 323-315-2301

ir@OriginClear.com

www.OriginClear.com